UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 20, 2006

U.S. PREMIUM BEEF, LLC
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-115164	20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive Kansas City, Missouri	64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant's telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 9 are not applicable and therefore omitted.

Item 1.01 Entry into a Material Definitive Agreement.

     On June 20, 2006, U.S. PREMIUM BEEF, LLC, a limited liability company formed under the laws of the State of Delaware (successor, by merger, to U.S. Premium Beef, Ltd.), and COBANK, ACB ("CoBank"), as agent for the benefit of the Syndication Parties, entered into a "Sixth Amendment to Credit Agreement" (the "Amendment").  The Amendment was executed on June 20, 2006 and was made effective between the parties as of May 30, 2006. The Amendment amends certain provisions of the Credit Agreement (Term Loan) entered into by CoBank and U.S. Premium Beef, Ltd. on November 25, 1997, and amended from time to time (the "Credit Agreement").

     The Amendment facilitates U.S. Premium Beef, LLC's acquisition of additional membership units in National Beef Packing Company, LLC in connection with the previously announced transaction involving Brawley Beef, LLC.  U.S. Premium Beef, LLC will contribute partnership units in National Beef California, which were acquired from Brawley Beef, LLC, to National Beef Packing Company, LLC in exchange for (i) 5,899,297 Class A units and (ii) 664,475 Class B-1 units, in each case reflecting membership interests in National Beef Packing Company, LLC.  The Amendment also modifies the term "Collateral" to not include the partnership units in National Beef California and exempts U.S. Premium Beef, LLC from being required to grant CoBank a security interest in the National Beef California partnership units.  The Amendment also permits U.S. Premium Beef, LLC to have up to a one-hundred percent (100%) interest in National Beef Packing Company, LLC and to acquire the National Beef partnership units and additional units in National Beef Packing Company, LLC.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By /s/ Steven D. Hunt
Steven D. Hunt,
Chief Executive Officer

Dated:  June 20, 2006